Forterus Inc., the Parent Company of A Better Tomorrow Treatment Center Inc., Expects to Sign a Letter of Intent Involving a Second Behavioral Healthcare Company

Tuesday September 23, 7:30 am ET

HUNTINGTON BEACH, Calif., Sept. 23 /PRNewswire-FirstCall/ -- Forterus Inc. (OTC Bulletin Board: FTER - News), the parent company of A Better Tomorrow Treatment Center Inc., has entered discussions with another behavioral healthcare company and expects to sign a letter of intent detailing the nature of the transaction within 14 days.

Murrieta, Calif.-based A Better Tomorrow Treatment Center Inc. is accredited by the Commission on Accreditation of Rehabilitation Facilities (CARF), placing it in the top 5 percent of drug and alcohol treatment centers in California.

Forterus, Inc. and its subsidiaries engage in diverse business activities, including thoroughbred breeding and racing, drug and alcohol rehabilitation, and finance. For more information on Forterus and A Better Tomorrow, please visit their respective websites at http://www.forterus.com, http://www.abttc.com, and http://www.genrecovery.net.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995: This press release contains, and Forterus may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Forterus's and/or its subsidiaries control that could cause actual results to differ materially from such statements. In particular, statements using words such as "may," "should," "estimate," "expect," "anticipate," "intend," "believe," "predict," "potential," or words of similar import generally involve forward-looking statements.

    Paul Howarth
    (888) 257-8345
    ir@forterus.com